UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2007

WIFIMED HOLDINGS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49707	58-2412118

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3320 Keenland Road Marietta, Georgia	30062

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 866-833-9948

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement
Item 2.01 - Completion of Acquisition or Disposition of Assets

        Effective, October 1, 2007, EncounterPRO Healthcare Resources, Inc. ("EncounterPro"), a newly formed wholly owned subsidiary of WiFiMed Holdings Company, Inc. ("we," "our" or the "Company") completed the acquisition of substantially all of the assets of JMJ Technologies, Inc. ("JMJ"). The Asset Purchase Agreement, which is included as an exhibit to this Report on Form 8-K replaces a previous agreement that provided for the purchase of the outstanding stock of JMJ rather than its assets.

Assets Acquired

        Our subsidiary, EncounterPro acquired from JMJ:

        (1) all intangible assets of JMJ including: software; intellectual property and other proprietary rights in the software; trademarks; licenses to intellectual property of third parties; and goodwill; (2) all rights under the acquired customer contracts and channel partner contracts; (3) all competitive restriction rights; (4) all JMJ accounts receivable; (5) all tangible personal property used in the operation of the business, including all furniture, machinery, office furnishings, equipment and equipment leasehold improvements; (6) all authorizations and licenses necessary to operate the business; and (7) the sublease of real property, including any and all security and other deposits, advance rents and any other payments made under the sublease.

Liabilities Assumed

        Our subsidiary, EncounterPro, assumed only the following liabilities:

        (1) liabilities and obligations to make future monthly lease payments under the real property sublease; (2) future maintenance obligations of JMJ; and (3) executory contracts to deliver services and products to JMJ's end-user customers and channel partners that are due to be performed after closing.

Consideration

        The consideration for the asset acquisition consisted of: (1) cash to be paid in the amount of $25,000; (2) a ten-month 10% secured promissory note from EncounterPro in the amount of $475,000; (3) approximately 4.6 million shares of common stock of WiFiMed Holdings Company, Inc., which was approximately 12.5% of the total common shares outstanding, on a fully-diluted basis immediately prior to the closing of the acquisition; and (4) a five-year warrant to purchase 1.6 million shares of WiFiMed Holdings Company, Inc. common stock at $0.01 per share.

        The common stock and warrants that were issued in connection with the asset acquisition are restricted as to transferability.  The Asset Purchase Agreement, Exhibit 2.1 of this Report on Form 8-K, provides for registration of the securities pursuant to the terms of Exhibit F of that agreement.

        Description of JMJ Technologies, Inc.

        JMJ Technologies, Inc., a Georgia corporation with offices in Atlanta, has been a provider of medical software solutions for ambulatory care providers since 1994.  Its unaudited 2006 revenues were approximately $2.25 million.

        JMJ's flagship product is the EncounterPRO® EHR, a nationally-acclaimed electronic health record with more than three thousand users charting medical records for an estimated 3 million patients.  EncounterPRO EHR has been considered by industry experts remarkable for its ease of use and high rates of successful implementation and physician acceptance.  We believe that the product has been a market leader in workflow management functionality that produces cost-saving and revenue-generating efficiencies in physicians' offices.

        JMJ's 26 employees have been employed by EncounterPRO Healthcare Resources, Inc. to provide continuity of services to JMJ's customers.

Item 3.02 - Unregistered Sales of Equity Securities

        On October 1, 2007, as partial consideration for the acquisition of the assets of JMJ Technologies, Inc., by our wholly subsidiary EncounterPro, we issued 4,601,241 shares of our common stock and a five-year common stock warrant to purchase 1,600,000 shares of our common stock at $0.01 per share. All of the newly issued shares of common stock, the warrant, and the shares to be issued upon exercise of the warrant are restricted as to transferability. We relied upon Section 4(2) of the Securities Act of 1933, as amended, for an exemption from registration.

Item 9.01 - Financial Statements and Exhibits

(a)    Financial Statements:

        We plan to file an amendment to this Report on Form 8-K, on or about December 14, 2007, which will include the requisite financial statements of JMJ Technologies, Inc.

(c)    Exhibits:

2.1	Asset Purchase Agreement by and among JMJ Technologies, Inc., WiFiMed Holdings Company, Inc., and EncounterPRO Healthcare Resources, Inc.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 5, 2007

WiFiMed Holdings Company, Inc.

Registrant

By:	/s/ Jeffrey Allen Simon

President